As filed with the Securities and Exchange Commission on February 27, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201095

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156445

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-74611

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-32599

FORM S-8

REGISTRATION STATEMENTS UNDER THE

SECURITIES ACT OF 1933

COMMERCIAL BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1787239 (I.R.S. Employer Identification No.)

118 S. Sandusky Avenue Upper Sandusky, Ohio 43351 (Address, including zip code, of Principal Executive Offices)

2009 Stock Incentive Plan Deferred Compensation Plan, as Amended and Restated 1997 Stock Option Plan
(Full title of the plans)

Robert E. Beach

President and Chief Executive Officer

Commercial Bancshares, Inc.

118 S. Sandusky Avenue

Upper Sandusky, Ohio 43351

(419) 294-5781

With copies to:

Thomas C. Blank, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, Ohio 43624

(419) 321-1396

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

TERMINATION OF REGISTRATION

Commercial Bancshares, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, no par value (the “Common Stock”), issuable by the Company pursuant to (i) the 2009 Stock Incentive Plan, (ii) the Deferred Compensation Plan, as Amended and Restated, and (iii) the 1997 Stock Option Plan, previously registered by the Company pursuant to the following registration statements (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (Registration No. 333-201095 filed with the Securities and Exchange Commission on December 19, 2014;

•	Registration Statement on Form S-8 (Registration No. 333-156445) filed with the Securities and Exchange Commission on December 23, 2008;

•	Registration Statement on Form S-8 (Registration No. 333-74611) filed with the Securities and Exchange Commission on March 17, 1999; and

•	Registration Statement on Form S-8 (Registration No. 333-32599) filed with the Securities and Exchange Commission on August 1, 1997.

As of the close of business on February 24, 2017, pursuant to an Agreement and Plan of Merger dated as of August 23, 2016, as amended, by and between the Company and First Defiance Financial Corp. (“First Defiance”), the Company merged with and into First Defiance (the “Merger”), and following the Merger, The Commercial Savings Bank, the Company’s wholly-owned subsidiary, merged with and into First Federal Bank of the Midwest, a wholly-owned subsidiary of First Defiance.

As a result of the Merger, the Company has terminated any and all offerings of its Common Stock pursuant to the Registration Statements to which this Post-Effective Amendment relates. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all shares of Common Stock previously registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upper Sandusky, Ohio, on February 27, 2017.

COMMERCIAL BANCSHARES, INC.

By: /s/ Robert E. Beach

Name: Robert E. Beach

Its: President and Chief Executive Officer